Contacts:
                    Xomed:                      Medtronic:
                    Thomas E. Timbie            Rachael Scherer
                    Chief Financial Officer     Investor Relations
                    904/332-2452                612/514-4971

                                                Jessica Stoltenberg
                                                Public Relations
                                                612/514-3333
                                                Pager: 888/731-6434

F O R   I M M E D I A T E   R E L E A S E

         MEDTRONIC AND XOMED SURGICAL PRODUCTS ANNOUNCE CONVERSION RATIO
                              FOR PROPOSED MERGER

         MINNEAPOLIS, MN and JACKSONVILLE, FL, November 3, 1999 -- Medtronic, Inc. (NYSE: MDT - news) and Xomed Surgical Products, Inc. (Nasdaq National
Market: XOMD - news) today announced that the conversion ratio to be used to determine the number of shares of Medtronic common stock to be issued for each outstanding share of Xomed common stock in the previously announced proposed combination of Medtronic and Xomed is 1.74723. The conversion ratio is based on the average closing sale price per share of Medtronic stock over a 10-trading-day period that ended on November 2, 1999 of $34.34.

         The proposed merger is subject to the approval of Xomed's shareholders, who will vote on the merger at Xomed's special meeting of shareholders to be held on November 5, 1999. If Xomed's shareholders approve the proposed merger at the special meeting, Medtronic and Xomed currently anticipate that the merger will be completed shortly after the special meeting. Xomed shares will cease trading on the Nasdaq National Market upon completion of the merger.

         Xomed Surgical Products, Inc. is a leading developer, manufacturer and marketer of surgical products for use by ear, nose and throat, and ophthalmic physicians.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, specializing in implantable and interventional therapies that restore health, extend life and alleviate pain.

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